DYNAMICS RESEARCH CORPORATION

                               60 Frontage Road

                       Andover,  Massachusetts  01810

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held April 25, 2000

To the Stockholders:

The Annual Meeting of the stockholders of Dynamics Research
Corporation will be held at 3:30 p.m. on Tuesday, April 25, 2000 on the 33rd Floor of the State Street Bank and Trust Building, 225 Franklin Street, Boston, Massachusetts, for the following purposes:

1. To fix the number of directors for the ensuing year and to elect the Class I Directors,

2. To amend the provisions of the Company's Articles of Organization relating to preferred stock.

3. To consider and act upon such other matters as may properly come before the meeting.

Only stockholders of record at the close of business on March 10, 2000 will be entitled to receive notice of and to vote at the meeting.

                                 By order of the Board of Directors,

                                      Alan R. Cormier
                                      Clerk


March 28, 2000


                                 IMPORTANT

All stockholders are urged to complete and mail the enclosed proxy promptly whether or not you plan to attend the meeting in person. The enclosed envelope requires no postage if mailed in the U.S.A. or Canada. Stockholders attending the meeting may revoke their proxies and personally vote on all matters which are considered. It is important that your shares be voted.


                       DYNAMICS RESEARCH CORPORATION
                             60 Frontage Road
                       Andover,  Massachusetts  01810
                              PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD APRIL 25, 2000

                                  GENERAL

The accompanying proxy is solicited by the Board of Directors of Dynamics Research Corporation (the "Company") to be voted at the 2000 Annual Meeting of Stockholders to be held on April 25, 2000.

Shares represented by proxies in the accompanying form, if properly executed and returned and not revoked, will be voted at the Annual Meeting. To be voted, proxies must be filed with the Clerk prior to voting. Proxies will be voted as specified by the stockholders. If no specification is made, the proxy will be voted for the election of the Class I directors unless authority to vote has been withheld. A proxy may only be revoked by written revocation received by the Clerk of the Company prior to the exercise thereof.

Stockholders of record at the close of business on March 10, 2000 are entitled to notice of and to vote at the Annual Meeting. There were 7,528,724 shares of Common Stock, $.10 par value per share, outstanding as of that date, each entitled to one vote.

This proxy statement and the enclosed proxy are being mailed to stockholders on or about the date of the Notice of Annual Meeting.

The cost of solicitation of proxies will be borne by the Company.
Employees of the Company may also solicit proxies by mail, telephone or personal interview.


                            QUORUM REQUIREMENT

     Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     If a quorum is present, the two nominees for election as Class I directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors.

     The affirmative vote of the holders of shares representing a majority of the votes represented by the shares of Common Stock [outstanding on the record date] present and entitled to vote at the meeting on the matter is required for the approval of the amendment of the Articles of Organization.

     The election inspectors will count the total number of votes cast "for" approval of Items 1 and 2 for purposes of determining whether sufficient votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining a quorum, but neither abstentions nor broker non-votes have any effect on the outcome on voting on the matter.


                          PRINCIPAL STOCKHOLDERS

Common Stock Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership of the Common Stock of the Company as of March 10, 2000 by persons or groups known to the Company to be the beneficial owner of more that 5% of its outstanding common stock, based on filings with the Securities and Exchange Commission, each director, each executive officer listed in the Summary Compensation Table below and all directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole investment and voting power with respect to their shares.

     Name and Address                 Amount and Nature of        Percent
     of Beneficial Owner              Beneficial Ownership        of Class

John S. Anderegg, Jr                          808,798(1)             10.7
     c/o Dynamics Research Corporation
     60 Frontage Road
     Andover, MA  01810
James P. Regan                                 50,000(2)               *
     c/o Dynamics Research Corporation
     60 Frontage Road
     Andover, MA  01810
Francis J. Aguilar                             33,571(3)               *
Martin V. Joyce, Jr.                           10,133(4)               *
Kenneth F. Kames                                7,133(5)               *
James P. Mullins.                              17,893(6)               *
John L. Wilkinson                              17,567(7)               *
Chester Ju                                    135,534(8)             1.8
DFA Investment Dimensions Group, Inc          612,238(9)             8.1
     c/o Dimensional Fund Advisors, Inc.
     1299 Ocean Avenue - 11th Floor
     Santa Monica, CA  90401

All directors and executive officers
 as a group (8 persons)                    1,080,629(10)            14.4

*Less than 1% of the outstanding shares of Common Stock.

(1) Includes 58,300 shares held by Mr. Anderegg as custodian for his children, 84,902 shares held in the estate of Mrs. Anderegg (deceased), of which Mr. Anderegg is executor, and 8,720 shares held by the current Mrs. Anderegg, as to all of which he disclaims beneficial ownership.

(2) Includes an option to purchase 50,000 shares, which are currently exercisable or will be exercisable within 60 days of March 10, 2000.

(3) Includes 11,659 shares held in a pension plan over which Dr. Aguilar has sole voting and investment power. Includes options to purchase 10,253 shares, which are currently exercisable or will be exercisable within 60 days of March 10, 2000.

(4) Includes options to purchase 5,133 shares, which are currently exercisable or will be exercisable within 60 days of March 10, 2000.

(5) Includes options to purchase 5,133 shares, which are currently exercisable or will be exercisable within 60 days of March 10, 2000.

(6) Includes options to purchase 10,253 shares, which are currently exercisable or will be exercisable within 60 days of March 10, 2000.

(7) Includes options to purchase 11,920 shares, which are currently exercisable or will be exercisable within 60 days of March 10, 2000.

(8) Includes options to purchase 83,933 shares, which are currently exercisable or will be exercisable within 60 days of March 10, 2000.

(9) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 612,238 shares, all of which shares are owned by investment companies and their investment vehicles for which Dimensional serves as investment advisor and investment manager. Dimensional has the sole power to vote and dispose of these shares. Dimensional disclaims beneficial ownership of all such shares.

(10) Includes options to purchase 176,625 shares, which are currently exercisable or will be exercisable within 60 days of March 10, 2000.



                                 Proposal 1

                           ELECTION OF DIRECTORS

Under Massachusetts law, the Board of Directors of the Company is classified into three classes, as nearly equal in number as possible, having staggered terms of three years each with the term of office of one class expiring each year. The enclosed proxy will be voted to fix the number of directors at six and to elect the persons named below, unless otherwise instructed, as the Class I directors for terms of three years expiring at the 2003 Annual Meeting of Stockholders or until their respective successors are elected and qualified. If either nominee should become unavailable, proxies will be voted for a substitute nominee designated by the Board of Directors or to fix the number of directors at a lesser number, unless instructions are given to the contrary. The current Board has no reason to expect that the nominees will become unavailable to serve.



                                                            Year First Elected
Name                     Age    Principal Occupation            A Director

      Nominees for Election as Class I Directors - Terms Expiring in 2003

Martin V. Joyce, Jr.      53    Vice President,                     1997
                                      A.T. Kearney, Inc.

General James P. Mullins  71    Executive Consultant                1991
  U.S.A.F., retired)

              Continuing Class II Directors - Terms Expiring in 2001

Francis J. Aguilar        67    Professor of Business               1987
                                 Administration,
                                 Emeritus, Harvard University
                                 Graduate School of Business
                                 Administration
                                Education Alliance
                                 Executive Director of Management

John S. Anderegg, Jr.     76    Chairman of the Company             1955

     Continuing Class III Directors - Terms Expiring in 2002

Kenneth F. Kames          65    Retired                             1997

James P. Regan            59    President and Chief Executive       1999
                                 Officer of the Company

The principal occupation of the above nominees and continuing directors is that set forth above for the past five years except for Mr. Regan, who served as President and Chief Executive Officer of CVSI, Inc. from 1997 to October 1999, and as senior vice president of Litton PRC from 1986 to 1996, and Mr. Kames, who was, prior to his retirement Vice President, New Business Development, The Gillette Company.

Mr. Joyce, Mr. Kames and Mr. Regan were elected directors by the Board.

Dr. Aguilar is also a director of Bowater, Inc. and Burr-Brown
Corporation. Mr. Anderegg is a director of Ivy and MacKenzie Mutual Funds, and Burr-Brown Corporation.


Board Meetings and Committees

The Board of Directors held eleven meetings during 1999.

The Audit Committee, consisting of Mr. Kames and General Mullins in
1999, reviews with the independent auditors the financial statements and reports issued by the Company, reviews the Company's internal accounting procedures, controls and programs and makes recommendations to the Board of Directors on the engagement of the independent auditors. The Audit Committee held two meeting during 1999. Mr. Kames became a member of the Audit Committee in February 1999. In February 2000, Mr. Joyce was elected to the Audit Committee.

The Compensation Committee, consisting of Dr. Aguilar and Mr. Joyce, administers the 1993 Equity Incentive Plan and the 2000 Incentive Plan, including the granting of options and other awards under the plans, reviews the compensation policies of the Company and approves the compensation of the officers. The Compensation Committee held one meeting during 1999.

The Company does not have a standing nominating committee.

In 1999, all directors attended at least 75% of the meetings of the Board and of the Committees on which they served.


                       COMPENSATION AND RELATED MATTERS

Compensation of Directors

     Directors who are not employees of the Company receive an annual fee of $20,000 plus travel and incidental expenses incurred in attending meetings. No additional compensation is paid to those directors who serve on a committee of the Board of Directors.

     The Company has a Deferred Compensation Plan under which non-employee directors may elect to defer their directors' fees. Amounts deferred for each participant are credited to a separate account, and interest at the lowest rate at which the Company borrowed money during each quarter or, if there was no such borrowing, at the prime rate, is credited to such account quarterly. The balance in a participant's account is payable in a lump sum or in installments when the participant ceases to be a director. Dr. Aguilar deferred his 1999 director fees. Interest accrued as of December 31, 1999 on all such director fees deferred by Dr. Aguilar to date was $49,925.

     Under the 1995 Stock Option Plan for Non-Employee Directors, each director who is not an employee of the Company is granted an initial grant of an option to purchase 5,000 shares of common stock and an annual grant of an option to purchase 1,000 shares, each at an exercise price equal to fair market value on the date of grant. All options granted under this plan become exercisable in three equal installments on each of the first, second and third anniversaries of the date of grant.


Executive Compensation

                         SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation earned by the President and Chief Executive Officer and each of the Company's other executive officers who earned salary and bonus in excess of $100,000 for the year ended December 31, 1999 (the "named executive officers") for services rendered during 1999, 1998, and 1997.


                             Annual                   Long Term
                             Compensation             Compensation

Name and                                Other           Shares     All Other
Principal                               Annual          Underlying Compensation
Position       Year  Salary($) Bonus($) Compensation($)(2)Options(#)   ($) (1)

Albert Rand    1999  300,000   40,000(4)  67,923                        2,400
 President &   1998  300,000              50,942                        2,400
 C.E.O. (5)    1997  260,000   40,000(3)                                2,375

James P. Regan 1999   46,153                              250,000           0
 President &
 C.E.O.

John S.
Anderegg, Jr.  1999  195,000              58,067                        2,400
 Chairman      1998  195,000              58,067                        2,400
               1997  195,000              58,067                        2,375

Douglas R.
Potter         1999  102,083                                            1,639
 V.P. of Finance
 & C.F.O (6)   1998  175,000                               12,000       2,400
               1997  162,000   20,000                                   2,375

John L.
Wilkinson      1999  160,000                                            2,400
 V.P. of Human 1998  145,000    7,000                       6,000       2,362
 Resources
 & Clerk       1997  142,000                                            2,126

Chester Ju     1999  175,000   15,000                      10,000       2,400
 V.P. of Encoder
 and Metripraphics
 Divs.         1998  170,000   20,000                      12,000       2,400
               1997  160,000   40,000                      13,200       2,375

(1) Consists of employer's match for the 401 (K) plan.
(2) Consists of distributions from the Company's Defined Benefit Pension Plan.
(3) Paid in 1998 based on performance for 1997.
(4) Paid in 1999 based on performance for 1998.
(5) Retired 11/2/99.
(6) Resigned 7/31/99.


Option Grants in Last Fiscal Year

     The table below shows information regarding grants of stock options, if any, made to the named executives during fiscal 1999. The amounts shown for each of the named executives as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full term of the options, pursuant to applicable Securities and Exchange Commission regulations. Actual gains, if any, on option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

                                                   Potential Realizable Value
               Individual Grants                   at Assumed Annual Rates of
            Options    % of Total      Exercise or   Stock Price Appreciation
            Granted  Options Granted    Base Price       for Option Term
             ($)       to Employees       ($/Sh)
                      in Fiscal Year                 Expiration
                                                     Date     5%($)    10%($)
Chester Ju  12,000          4%            4.75     2/16/09   92,847   147,843
James P.
 Regan     250,000         82%            4.44    11/01/09  361,615   575,811

(1) Options normally become exercisable 1/3 each year, commencing on the first anniversary of the grant, with full vesting on the third anniversary. Mr. Regan's options become exercisable at the rate of (20%) on the date of grant and on each of the first four anniversaries thereof.
(2) The exercise price and tax withholding obligations may be paid, at the option of the Board, by delivery of already owned shares.


                 Aggregated Option Exercises In Last Fiscal Year
                         And Fiscal Year-End Option Values

     The following table presents the value of unexercised options held by
the named executive officers at fiscal year-end.   John S. Anderegg, Jr.
did not hold any options during 1999.

                                             Number of           Value of
                                         Shares Underlying      Unexercised
                                            Unexercised         In-the-Money
                                             Options at          Options at
              Options Exercised in 1999      12/31/99(#)        12/31/99($)(1)


             Shares Acquired    Value         Exercisable/(E) Exercisable/(E)
Name          on Exercise(#)   Realized($)   Unexercisable(U) Unexercisable(U)

James P. Regan       - -          - -             50,000  E       203,000  E
                                  - -            200,000  U           - -  U
John L. Wilkinson    - -          - -             11,920  E        42,570  E
                                                   2,000  U           - -  U
Chester Ju           - -          - -             83,933  E       215,399  E
                                                  14,667  U           - -  U

(1) Based on market value at 12/31/99 of $8.50 per share less respective exercise prices.



Pension Plan

     The following table sets forth the annual benefits payable as a life annuity which would be payable under the Company's noncontributory defined benefit Pension Plan at normal retirement at age 65 to participants having the years of service and average annual earnings as indicated in the table, assuming all such participants attained age 65 in 1999:

ESTIMATED ANNUAL BENEFIT FOR YEAR 1999

 Average                            Estimated Annual Benefit
 Annual                          For Indicated Years of  Service
 Earnings            15              20             25          30 or more
$100,000           $16,782        $22,376        $27,970          $33,564
$125,000           $21,782        $29,043        $36,303          $43,564
$150,000           $26,782        $35,709        $44,636          $53,564
$170,000*          $30,782        $41,042        $51,303          $61,563

Frozen Benefit - Accrued through 12/31/93:

$175,000           $31,782        $42,376        $52,969          $63,563
$200,000           $36,782        $49,042        $61,303          $73,563
$225,000           $41,781        $55,709        $69,636          $83,563
$235,840           $43,949        $58,599        $73,249          $87,899

     *The maximum Plan Compensation for 1999 is $170,000.

     Employees are entitled to the greater of: the benefit accrued through 12/31/93 (with wages capped at each year's IRS limit) or benefit based on wages up to the $170,000 wage cap.

     As of March 10, 2000, Messrs. Anderegg, Ju, Wilkinson and Regan had 43, 19, 18 and 0 years of service, respectively, for purposes of the Pension Plan.

     All employees of the Company who complete a year of service, including the individuals named in the compensation table above, are eligible to earn benefits under the Pension Plan. Upon a participant's retirement, the benefits payable under the Pension Plan vary depending upon the participant's age at retirement, years of service with the Company and average annual earnings for the five consecutive highest years of service in the ten years prior to termination. The amount of annual retirement benefits is determined by a formula which applies years of service to a basic defined benefit, which, in the case of a participant with at least
30 years of service, is .683% of the average of the participant's 5 highest consecutive years of compensation in the last 10 years worked plus .65% of such average annual earnings which exceed Social Security Covered Compensation, but not less than (a) $60 multiplied by his or her years of service or (b) the benefit which had accrued as of December 31, 1987 under the Company's prior retirement program. Compensation reflects the amounts shown under the salary and the bonus columns in the Summary Compensation Table. The Pension Plan limits the compensation taken into account for purposes of determining the benefit under the Pension Plan to the maximum amount permissible under the Internal Revenue Code, which for 1999 was $170,000. Social Security Covered Compensation means the dollar amount which represents the average of the maximum wages subject to Social Security tax for each year of the participant's working career. The benefits under the Pension Plan are payable in various annuity forms and are subject to maximum limits in certain circumstances.

     The Company has a supplemental retirement Pension Agreement with its former President and Chief Executive Officer, Albert Rand, who retired during 1999, that calls for monthly payments of $4,760, beginning on the sixth anniversary of his retirement and terminating on his death.


Employment Contracts and Change in Control Arrangements


     The Company has a severance agreement with Mr. Anderegg. Under this agreement, the Company agrees to pay severance benefits to Mr. Anderegg if his employment is terminated for any reason other than for cause (as defined in the agreement) or if the executive terminates his employment as a result of a specified justification, within two years following a change of control of the Company. A change in control includes the acquisition of 20% or more of the combined voting power of the Company's then-outstanding securities, other changes in control of a kind required to be reported by certain regulatory authorities, and certain changes in membership of the Board of Directors. Under the agreement, the executive is entitled to a severance payment equal to 299% of his average annual base salary and bonus for the two calendar years immediately prior to a change in control. In addition, the executive is entitled to certain other benefits, including the acceleration of the exercisability of outstanding stock options, continued participation for up to three years in life, accident, medical, health and other similar plans and programs in which the executive participated prior to the change in control, and the payment by the Company of any legal fees and expenses incurred as a result of such termination of employment. At the option of the executive, the payments or benefits payable under the agreement may be decreased to the extent necessary to avoid any excise taxes payable as a result of the severance benefits. Such severance payments would not be reduced for compensation received by the executive from any new employment.

     The Company has an employment agreement with Mr. Regan providing for his full-time employment as president, chief executive officer and a director at a base salary of $300,000 per year. Mr. Regan is eligible for an annual incentive bonus of up to 75% of his base salary. The agreement precludes Mr. Regan from competing with the Company for one year after the cessation of his employment. The agreement may be terminated by either party on six month's notice. If Mr. Regan's employment is terminated by the Company other than for cause or by Mr. Regan with good reason (unless he is covered by the change of control agreement described below), the Company will continue to pay Mr. Regan's base salary and to provide his health and life insurance for twelve months, and all of his options will vest and remain exercisable for one year.

     The Company's change of control agreement with Mr. Regan provides him with benefits if his employment with the Company is terminated, other than for cause or his disability or death, or if he resigns for good reason within 24 months of any change of control of the Company. Upon such a termination, (i) the Company will pay Mr. Regan his annual base salary to the time of termination, to the extent not theretofore paid for the year, plus a prorated portion of his target incentive bonus for the year together with a cash payment equal to two times his annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus his target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher;(ii) any stock, stock option or other awards will immediately vest and remain exercisable for the lesser of four years or their original term; and (iii) the Company will continue to insure Mr. Regan and his dependents in the Company's life and medical insurance plans for up to two years after termination or the date Mr. Regan is eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. If any payment or benefit provided by the Company under the agreement will be subject to an excise tax under Section 4999 of the Internal Revenue Code, the Company will provide Mr. Regan with a payment to cover such tax.

Indemnification Agreements

     The Company has indemnification agreements with each of its directors. Each indemnification agreement entitles the director to be indemnified by the Company for any liabilities and expenses incurred in connection with the defense or disposition of any legal claim or action brought or threatened against him or her by reason of (i) being or having been a director of the Company or (ii) serving or having served at the Company's request as a director of another organization or in any capacity with respect to an employee benefit plan. The indemnification agreement also requires the Company to advance payment for any expenses incurred by a director in connection with such an action. However, a director will not receive indemnification under the agreement if he or she is found not to have acted in good faith in the reasonable belief that his or her actions were in the best interest of the Company. The indemnification provided under the indemnification agreement is required whether or not an action is brought asserting that the director seeking indemnification acted unlawfully or acted to create an improper personal benefit, unless the director is actually found not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the Company. The rights under the indemnification agreement are in addition to any rights of indemnification the director may have under the Company's Articles of Incorporation or By-laws or otherwise and are not subject to any limitations which may be contained in the Company's Articles of Incorporation or By-laws.


Consulting Agreement

     The Company has a post-employment consulting agreement with Albert Rand, its retired President and Chief Executive Officer. Compensation under this agreement will be $60,000 annually through November 3, 2004.


Report of the Compensation Committee of the Board of Directors

     The Compensation Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program.
The Committee is composed of Dr. Francis J. Aguilar and Mr. Martin V. Joyce, both of whom are independent non-employee directors and who have no "interlocking" relationships as defined by the Securities and Exchange Commission. The Committee meets formally and consults informally during the year. The Committee is responsible for recommending to the Board of Directors the compensation of all the officers of the Company and for reviewing the design and effectiveness of executive compensation policies. All awards under the Company's 1993 Equity Incentive Plan and the 2000 Incentive Plan are made by the Committee.

Compensation Philosophy and Objectives

     The Company's executive compensation program consists of base salary, potential cash bonus incentives and long-term incentives in the form of stock options. Its objectives are fourfold:

   Provide base compensation that enables the company to attract and retain key executives.

   Provide executive officers with total direct remuneration which is competitive with similarly sized companies for comparable performance.

   Reward executives for outstanding achievements which clearly benefit the Company.

   Align the interest of the Company's executives with the long-term interests of shareholders.

     The executive compensation program provides an overall level of compensation opportunity, which the Committee believes, is competitive with other companies of comparable size and complexity. Actual compensation will vary with annual and long-term Company performance, as well as individual performance and longevity, and hence may be greater or less than actual compensation at other companies. The Committee uses its discretion to establish executive compensation at levels, which in its judgment are warranted by external or internal factors as well as an executive's individual circumstances. In arriving at what it considers appropriate levels and components of compensation, the Committee utilizes industry compensation data provided by nationally recognized compensation information sources evaluates the cost to replace the executive and the particular executive's level of achievement and responsibility with the Company.





Executive Compensation Program Components

     The particular elements of the compensation program are discussed more fully below:

     Base Salary. The Committee maintains base salary levels for executives that, based on its analysis of pertinent compensation data, are competitive with other companies of comparable size and complexity.

     Base salaries of executives are determined by the potential impact of the individual on the Company and its performance, salaries paid by other companies for comparable positions, individual performance against goals and the overall performance of the Company.

     Cash Bonuses. From time to time the Committee approved cash bonuses as a means of rewarding executives (and other employees) for significant Company and individual performance. These cash awards have not been based on a specific formula; rather, they were intended to be compensation in recognition of outstanding accomplishments that resulted in clearly quantitative or qualitative benefit to the Company. Under the recently approved FY2000 Management Incentive Plan, certain executives and managers will be eligible to receive incentive awards upon the achievement of specific corporate, business unit and individual goals and objectives.

     Long-Term Incentives. Long-term incentives are provided in the form of stock options, both Incentive Stock Options and Non- Qualified Options, Restricted and Unrestricted Stock Awards, Stock Appreciation Rights and Deferred Stock Awards.. The Committee and the Board of Directors believe that management's ownership of a significant equity interest in the Company aligns the long-term interests of management and shareholders and is an important incentive and contributing factor toward building shareholder value. Stock options, therefore, are granted at the market value of the common stock on date of grant. The value to be realized by the executive from a stock option grant depends on increases in the market price of the Company's common stock during the term of the option. The vesting of stock options, generally over a three-year period, also serves as a means of retaining the executives. Grants of stock options are made by the Committee in its discretion based both upon the executive's actual contribution to the Company's current performance and his expected contribution toward meeting the Company's long-term financial/strategic goals.

CEO Compensation

     Mr. Regan joined the Company as its Chief Executive Officer in November of 1999. In determining his employment agreement, the Board took into consideration various factors including the above-described compensation philosophy, information with respect to chief executive compensation for companies of comparable size in similar industries, advice of the Company's executive recruiting firm, the Company's financial condition and the desire to induce Mr. Regan to join the Company. Under his employment agreement, Mr. Regan was paid a base salary at the rate of $300,000 for 1999, is eligible for an annual incentive bonus of up to 75% of his base salary, and was granted an option to purchase 250,000 shares.

     The Company's retired Chief Executive Officer, Mr. Rand, was paid the same base salary rate in 1999 as in 1998 and received no bonus in 1998 and 1999.


                                     The Compensation Committee
                                     of the Board of Directors:

                                     Francis J. Aguilar
                                     Martin V. Joyce



Performance Graph [Revised Graph to come]

     The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 25, 1993 in each of (i) the Company's Common Stock, (ii) the NASDAQ Stock Market - Composite U.S. Index and (iii) a Peer Group of companies as listed below:


                                   LEGEND

                                  Dynamics
                                  Research         NASDAQ         Peer
                                  Corporation     Composite       Group
     1993                             100            100           100
     1994                              65             98           113
     1995                             202            138           169
     1996                             220            170           252
     1997                             307            209           263
     1998                             184            293           236

Companies in Self- Determined Peer Group:

     Analysis & Technology Inc.          CACI International Inc.
     Comarco Inc.                        Geodynamics Corp.
     Perceptronics Inc                   Nichols Research Corp.




                                 Proposal 2


AMENDMENT OF ARTICLES OF ORGANIZATION


     The Board of Directors has unanimously approved an amendment to the Company's Articles of Organization to remove the restriction that limits to ten (10) the number of votes per share of preferred stock. If this amendment is approved by stockholders, Article 4, Section c of the Company's Articles will be amended to remove this restriction.

     Massachusetts law has been amended since the Company's preferred stock provisions were originally adopted to clarify that limitations on the number of votes per share are not legally necessary. Eliminating this restriction will provide the Company the flexibility for acquisitions and financings currently permitted by Massachusetts law. The Company has no immediate plans, agreements or understandings to issue any shares of preferred stock for any purpose. It should also be noted that the Company's ability to issue preferred stock with multiple votes is restricted by the requirements of the NASDAQ Stock Market.

     The Company does not intend to issue any preferred stock except on terms that it considers to be in the best interests of the Company and its stockholders. However, issuance of preferred stock with more than ten (10) votes per share might have a dilutive effect on the voting power of existing holders of common stock. As a result, it might allow the Board of Directors to discourage or make more difficult a hostile business combination with the Company.

     The affirmative vote of a majority of the holders of all issued and outstanding shares of stock of the Company entitled to vote at the meeting is required to authorize the proposed amendment.

The Board of Directors unanimously recommends a vote FOR the proposed amendment.


                               AUDIT MATTERS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Arthur Andersen LLP, certified public accountants, as auditors for the Company for the fiscal year ending December 31, 2000. Arthur Andersen LLP has served as the Company's independent auditors since 1957.
A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if desired and to respond to appropriate questions.


                              OTHER INFORMATION

Stockholder Proposals for 2001 Annual Meeting of Stockholders

     Proposals of stockholders submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for consideration at the 2001 Annual Meeting of Stockholders must be received by the Company no later than November 10, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting.

     For proposals that stockholders intend to present at the 2001 Annual Meeting of Stockholders that will not be included in the Company's proxy materials, if the stockholder fails to notify the Company of such intent on or before February 16, 2001, then the proxies that management solicits for the 2001 Annual Meeting will include discretionary authority to vote on the stockholder's proposal, if it is properly presented at the meeting.

                               Other Business

     The Board of Directors does not know of any business which will be presented to the Annual Meeting other than that referred to in the accompanying notice. If other business properly comes before the Annual Meeting, it is intended that the proxies will be voted in the discretion of the persons voting the proxies unless specific instructions to the contrary are given.


Form 10-K and Annual Report to Stockholders

     A copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission is available to stockholders without charge by writing to the Treasurer's office, Dynamics Research Corporation, 60 Frontage Road, Andover, Massachusetts 01810-5498. A copy of the Company's Annual Report to Stockholders accompanies this proxy statement.



                              By the Order of the Board of Directors



                              Alan R. Cormier
                              Clerk

Andover, Massachusetts
March 28, 2000